Exhibit 99.B(d)(38)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
EARNEST Partners LLC

Dated June 24, 2011, as amended March 24, 2015

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

World Equity Ex-US Fund and Screened World Equity Ex-US Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Investments Trust World Equity Ex-US Fund and the SEI Institutional Investments Trust Screened World Equity Ex-US Fund and the average daily value of the Assets of any other global-international equity SEI mutual fund or account (each a “Global-International Equity Fund”, collectively the “Global-International Equity Funds”) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each Global-International Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the Global-International Equity Funds managed by Sub-Adviser (as set forth below).

[REDACTED]

As of the effective date of this Schedule B the Global-International Equity Funds are as follows:

•                  SEI Catholic Values Trust Catholic Values Equity Fund;

•                  SEI Institutional Investments Trust World Equity Ex-US Fund; and

•                  SET Institutional Investments Trust Screened World Equity Ex-US Fund.

SEI Investments Management Corporation EARNEST Partners LLC

By:	By:

/s/ William T. Lawrence	/s/ James M. Wilson

Name:	Name:

William T. Lawrence	James M. Wilson

Title:	Title:

Vice President	CCO